Exhibit 99.1

FOR IMMEDIATE RELEASE

Molecular Biosystems Contacts:
Elizabeth Hougen, Chief Financial Officer (619) 812-7179
Patricia Sullivan, Manager, Investor Relations (619) 812-7146


Mallinckrodt Contacts:
Media Contact:  Barbara Abbett, (314) 654-5230
       E-mail:  Communications@mkg.com

Investor Contact:  Barbara Gould, (314) 654-3190
                   Invest@mkg.com


                 MBI and Mallinckrodt Receive Notice of Lawsuit

San Diego, California and St. Louis, Missouri, May 5, 1999 - Molecular Biosystems, Inc. (NYSE: MB) and Mallinckrodt Inc. (NYSE: MKG) said today that the two companies will aggressively defend their rights to manufacture and sell OPTISON(r), the only advanced generation cardiac ultrasound imaging agent commercially available in the United States and Europe.

The announcement was made after DuPont Pharmaceuticals Company ("DuPont") and ImaRx Pharmaceutical Corp. ("ImaRx") filed a lawsuit in the United States District Court for the District of Delaware against MBI and its marketing partner Mallinckrodt. The lawsuit alleges that the manufacture and sale of OPTISON infringes U.S. Patent No. 5,547,656 owned by ImaRx and exclusively licensed to DuPont.

"MBI firmly believes that the patent is invalid and the manufacture and sale of OPTISON does not infringe this patent," stated MBI's President and CEO Bobba Venkatadri. He further stated, "We will take all actions necessary to preserve MBI's and Mallinckrodt's right to manufacture and sell OPTISON." Bradley J. Fercho, president of Mallinckrodt's Imaging Group, said that the two companies expect to vigorously defend against the legal actions being pursued by their competitors.

Developed by MBI and marketed in the United States and Europe by Mallinckrodt, OPTISON is used in more than 1,600 hospitals and cardiology group practices in the United States, Germany, Spain and the United Kingdom. MBI holds more than 60 valid patents worldwide protecting its proprietary microsphere technology, which has enabled the development of OPTISON.

MBI, based in San Diego, California, is a world leader in developing contrast agents for diagnostic imaging. Its innovative product, OPTISON, enables improved diagnosis of heart disease through clearer ultrasound images.

Based in St. Louis, Missouri, Mallinckrodt has three healthcare product groups - Imaging, Pharmaceuticals and Respiratory. It operates in more than 100 countries and had fiscal 1998 sales of $2.4 billion.

This news release contains forward-looking statements that involve risks and uncertainties. Among the factors that could result in a materially different outcome are: the failure of OPTISON to gain market acceptance either in the U.S. or other markets; an adverse result in MBI's and Mallinckrodt's pending patent lawsuits, including the lawsuit announced by DuPont and ImaRx, or an adverse ruling by the PTO in the pending patent reexaminations; and other risk factors reported from time to time in MBI's and Mallinckrodt's filings with the Securities and Exchange Commission.



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Visit its Website: www.mobi.com

For More Information on Mallinckrodt, Visit its Website: www.mallinckrodt.com